UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Cost-U-Less, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2007

Dear Cost-U-Less, Inc. Shareholders:

I am pleased to invite you to the Cost-U-Less Annual Meeting of Shareholders. This year’s annual meeting will be at 10:00 a.m. local time on Tuesday, May 15, 2007, at the Hilton Hotel (Kirkland Room), 300 112th Ave. S.E., Bellevue, Washington.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the meeting.

We hope you can join us on May 15th. Whether or not you can attend, please read the attached proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. It is important that you use this opportunity to take part in the affairs of Cost-U-Less by voting on the business to come before this meeting, so please return your proxy card promptly.

A copy of our Annual Report to Shareholders is also enclosed for your information. The board of directors and management look forward to seeing you at the annual meeting.

By Order of the Board of Directors

Martin P. Moore
Secretary

COST-U-LESS, INC.
3633 136th Place SE, Suite 110
Bellevue, Washington 98006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Tuesday, May 15, 2007

Dear Cost-U-Less Shareholders:

On Tuesday, May 15, 2007, Cost-U-Less, Inc., a Washington corporation, will hold its Annual Meeting of Shareholders at the Hilton Hotel (Kirkland Room), 300 112th Ave. S.E., Bellevue, Washington, at 10:00 a.m. local time, for the following purposes:

(1)	To elect two Class I directors, one Class II director, and one Class III director, each to hold office for the term described in the attached proxy statement and until his successor is duly elected and qualified.

(2)	To consider a proposal to amend our Articles of Incorporation to remove super majority voting requirements for shareholders to (i) remove directors for cause, (ii) amend the Articles of Incorporation, and (iii) approve business combination transactions.

(3)	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 30, 2007.

(4)	To transact such other business as may properly come before the meeting.

The record date for the meeting has been set at March 26, 2007. Only shareholders that owned stock at the close of business on March 26, 2007, are entitled to notice of and to vote at this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose related to the meeting, during ordinary business hours at our principal offices.

IMPORTANT: To assure your representation at the annual meeting, you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

By order of the board of directors,

Martin P. Moore
Secretary

Bellevue, Washington
April 4, 2007

COST-U-LESS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on Tuesday, May 15, 2007

The board of directors of Cost-U-Less, Inc. is sending you this proxy statement in connection with its solicitation of proxies for use at our 2007 annual meeting of shareholders or any adjournment or postponement thereof. The annual meeting will be held at the Hilton Hotel (Kirkland Room), 300 112th Ave. S.E., Bellevue, Washington, on Tuesday, May 15, 2007, at 10:00 a.m. local time. This proxy statement and accompanying form of proxy are being first sent or given to our shareholders on or about April 4, 2007.

SOLICITATION AND VOTING

Record Date and Outstanding Shares

Only those shareholders that owned shares of our common stock at the close of business on March 26, 2007, the record date for the annual meeting, are entitled to vote at the annual meeting and any adjournment thereof. On the record date, there were 4,033,143 shares of our common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each shareholder of record as of that date is entitled to one vote for each share of common stock held by him or her.

Quorum and Broker Non-Votes

Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the purpose of transacting business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker submits a proxy card with respect to the shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner of the shares. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, amendments to articles of incorporation for corporate governance issues, and ratification of auditors.

Voting and Revocation of Proxies

All valid proxies received before the meeting will be exercised. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted (i) “FOR” the election of the nominees for the board of directors named on the following pages, (ii) “FOR” the amendment of our articles of incorporation to remove super majority voting requirements, and (iii) “FOR” the ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal 2007. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in the proxy statement and the accompanying notice of annual meeting of shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment. Brokers who hold shares for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies in their own discretion.

If you give your proxy to Cost-U-Less, you have the power to revoke it at any time before it is exercised. You may revoke your proxy by:

•	notifying the Secretary of Cost-U-Less in writing before the annual meeting;

•	delivering to the Secretary of Cost-U-Less before the annual meeting a signed proxy with a later date; or

•	attending the annual meeting and voting in person.

Voting Securities

You are entitled to one vote for each share of common stock you hold. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will have no effect on this proposal. Approval of the proposal to amend our articles of incorporation to remove super majority voting provisions requires the affirmative vote of not less than two-thirds of our outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal. Approval of the proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal 2007 requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. Abstentions and broker non-votes will have no effect on this proposal.

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we may request banks and brokers, and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials. In addition, we have retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $4,000 plus reasonable out-of-pocket expenses.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We have a classified board of directors consisting of two Class I directors, two Class II directors, and one Class III director, who will serve until the annual meetings of shareholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified. Effective at the annual meeting, our board of directors will consist of two Class I directors, two Class II directors, and two Class III directors. At each annual meeting of shareholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, two people are to be elected to serve as Class I directors of the board of directors at the meeting. Our nominating and corporate governance committee has nominated for election by the shareholders to the Class I positions Robert C. Donegan and J. Jeffrey Meder, the current Class I members of the board of directors. If elected, Messrs. Donegan and Meder will serve as Class I directors until our annual meeting of shareholders in 2010 and until their successors are duly elected and qualified.

In addition, our nominating and corporate governance committee has transferred Gary W. Nettles from Class II to Class III, effective at the annual meeting. In accordance with our bylaws, Mr. Nettles must be elected for the remainder of the Class III term. If elected, Mr. Nettles will serve as a Class III director until our annual meeting in 2009 and until his successor is duly elected and qualified. Our nominating and corporate governance committee has also nominated for election by the shareholders to a Class II position John D. Delafield. If elected, Mr. Delafield will serve as a Class II director until our annual meeting in 2008 and until his successor is duly elected and qualified.

If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy on the board of directors occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the two nominees for Class I directors, the nominee for Class II director and the nominee for Class III director receiving the highest number of votes will be elected as Class I directors, a Class II director and a Class III director, respectively. Abstentions and broker non-votes have no effect on the vote.

The board of directors recommends a vote “FOR” the nominees named above.

The following table sets forth, for our current directors, including the Class I nominees, the Class II nominee and the Class III nominee to be elected at this meeting, information with respect to their ages and background.

Name	Position With the Company	Age	Director Since
Class I directors nominated for election at the 2007 annual meeting of shareholders:
Robert C. Donegan	Director	53	2004
J. Jeffrey Meder	Director, President and Chief Executive Officer	55	1999

Class II directors whose terms expire at the 2008 annual meeting of shareholders:
David A. Enger	Director	61	1993
John D. Delafield	Nominated for election at the 2007 annual meeting	41	—

Class III directors whose terms expire at the 2009 annual meeting of shareholders:
George C. Textor	Chairman of the Board	62	1998
Gary W. Nettles	Director (nominated to move from Class II to Class III)	55	1996

Nominees for the Board of Directors

John D. Delafield is the Chairman, CEO and President of Delafield Hambrecht, Inc. He co-founded WR Hambrecht + Co., an Internet and auction technology driven investment bank, and held a number of positions including Chief Operating Officer. Prior to WR Hambrecht + Co., Mr. Delafield worked at Morgan Stanley in investment banking in New York and Singapore and at The Coca-Cola Company in Beijing. Mr. Delafield holds a BA from Princeton University and an MBA from Harvard Business School. Mr. Delafield also serves on the board of directors of REM Medical, Inc.

Robert C. Donegan has been a member of our board of directors since July 2004. Mr. Donegan serves as President and a director of Ivar’s Inc., a chain of restaurants with headquarters in Seattle, Washington. Since Mr. Donegan started with Ivar’s in 1997, the chain has grown from approximately 45 to 62 units. Prior to serving with Ivar’s, Mr. Donegan served as chief financial officer, executive vice president of planning and development for Peet’s Coffee and Tea from 1994 to 1997, helping grow the store count from 19 to 31 units. Mr. Donegan also serves as a director of Golf Savings bank, a wholly-owned subsidiary of Sterling Financial Corporation; Seattle Chapter of Boy Scouts of America and Greater Seattle Chamber of Commerce.

J. Jeffrey Meder has been a member of our board of directors and the president and chief executive officer of Cost-U-Less since 1999. Previously, he served as co-founder, president and chief executive officer of Drug Emporium, N.W. He had provided overall direction and vision for that company since 1981. During that time, he led the growth of Drug Emporium, N.W. to twenty stores with over $180 million in sales and employing approximately 1,600 employees in the Pacific Northwest. Prior to co-founding Drug Emporium, N.W., Mr. Meder was employed in the banking industry from 1975 to 1981. His last position in banking was assistant vice president in the commercial division of Huntington National Bank in Columbus, Ohio, where his responsibilities included business development and work-out loan situations.

Gary W. Nettles has been a member of our board of directors since 1996. Mr. Nettles has been the Chief Financial Officer of Allen Tel Products, Inc., a non-public supplier and manufacturer of data and telecommunication components, located in Henderson, Nevada, since 2003. In 2004, Mr. Nettles also became the Chief Operating Officer for Allen Tel Products, Inc. Mr. Nettles has served as a director of Allen Tel Products, Inc. since 1999. Previously, Mr. Nettles was a certified public accountant and president of Guchereau & Nettles, an accounting firm located in Costa Mesa, California, where he worked from 1987 to 2003.

Continuing Director Until 2008

David A. Enger has been a member of our board of directors since 1993 and served as Chairman of the Board from 2000 until August 2002. Mr. Enger served as Executive Vice President of Keeners Inc., one of the Northwest’s largest distributors of fresh foods, from 1992 until 2001. He also served as President of US Food Service–Seattle

Division from 2001 through 2003. In 1990, Mr. Enger founded Business and Banking Institute, which engages in merger and acquisition activities and business and banking consulting and training. From 1980 to 1990, Mr. Enger served as a principal of Management Advisory Services, Inc., a business and banking consulting firm, which he co-founded in 1980. From 1976 to 1980, Mr. Enger was a vice president of Seafirst Bank. Mr. Enger is currently a director of Columbus Foods, LLC, a manufacturer and distributor of food products in San Francisco, California, as well as Chief Executive Officer of Pacific Coast Banking School at the University of Washington. Mr. Enger previously served as a director of Keener’s Inc., in Seattle and Colmac Industries and Colmac Coil Manufacturing in Eastern Washington.

Continuing Director Until 2009

George C. Textor has been a member of our board of directors since 1998 and has served as Chairman of the Board since August 2002. Mr. Textor is president of Capstan Capital LLC, a Seattle-based private equity investment company. From 1989 to 2002, Mr. Textor was a partner of Capstan Partners, a Seattle-based private equity investment fund which he co-founded. From 1982 to 1988, Mr. Textor was a founding general partner of Cable Howse & Ragen (now Wells Fargo Investments), an investment banking and brokerage firm located in the Pacific Northwest.

The board of directors has determined that, except as noted below, all of the members of the board of directors are “independent directors” within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. J. Jeffrey Meder is not considered independent because he is an executive officer of Cost-U-Less.

Board Meetings and Committees

The board of directors held five meetings during the fiscal year ended December 31, 2006. The board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, the directors attended all of the meetings of the board of directors and all of the committees of the board of directors on which each director served during that period.

The following table sets forth the three standing committees of the board, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Robert C. Donegan	Member	Chair	Member
David A. Enger	Member	Member	Chair
Gary W. Nettles	Chair	Member	Member
George C. Textor	Member	Member	Member

Number of Meetings:	5	5	4

Audit Committee. The members of the audit committee during fiscal 2006 were Gary W. Nettles (Chairman), Robert C. Donegan, David A. Enger, and George C. Textor. Each of the members of the audit committee is independent for purposes of the Nasdaq rules as they apply to audit committee members. Mr. Nettles is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The functions of the audit committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, approving in advance the engagement of the independent auditor for all audit and non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The audit committee held five meetings during the fiscal year ended December 31, 2006.

Compensation Committee. The members of the compensation committee during fiscal 2006 were Robert C. Donegan (Chairman), David A. Enger, Gary W. Nettles, and George C. Textor. Each of the members of the compensation committee is independent for the purposes of the Nasdaq rules. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus criteria for other executive officers, and approves stock option grants to executive officers. The primary purpose of the compensation committee is to discharge the board’s responsibilities relating to compensation and benefits of our executive officers. In carrying out these responsibilities, the compensation committee reviews all components of executive officer compensation for consistency with the committee’s compensation philosophy as in effect from time to time. The compensation committee also oversees and recommends director compensation to the board of directors. The compensation committee held five meetings during the fiscal year ended December 31, 2006.

Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee during fiscal 2006 were David A. Enger (Chairman), Robert C. Donegan, Gary W. Nettles, and George C. Textor. Each of the members of the nominating and corporate governance committee is independent for purposes of the Nasdaq rules. The nominating and corporate governance committee identifies individuals qualified to become board members and makes recommendations concerning such candidates, develops and oversees the regular evaluation of our directors, and develops corporate governance principles for recommendation to the board of directors. The nominating and corporate governance committee held four meetings during the fiscal year ended December 31, 2006.

Director Nominations

Nominations of candidates for election as directors may be made by the board of directors or by shareholders. The nominating and corporate governance committee is responsible for, among other things, the selection and recommendation to the board of directors of nominees for election as directors.

Shareholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for shareholder nomination of director candidates is contained in the bylaws. In summary, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must submit written notice of such nomination to the corporate secretary not less than 60 days and not more than 90 days prior to the annual meeting. That deadline for submission of any director nominations by shareholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

Shareholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the shareholder’s name and address;

•	a representation that the shareholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by shareholders of director candidates is the responsibility of the nominating and corporate governance committee under its charter. Shareholders may submit in writing recommendations for consideration by the nominating and corporate governance committee to the attention of our corporate secretary at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the shareholder wants the nominating and corporate governance committee to consider.

In evaluating potential director nominees, the nominating and corporate governance committee considers the following factors:

•	the appropriate size of our board of directors and its committees;

•	the perceived needs of the board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of the nominees and the skills, background, reputation, and business experience already possessed by other members of the board of directors;

•	nominees’ independence from management, experience with accounting rules and practices and background with regard to executive compensation;

•	applicable regulatory and listing requirements;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of Cost-U-Less and our shareholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one member of the board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the board of directors should meet the definition of “independent director” under the Nasdaq rules. The nominating and corporate governance committee also believes it is appropriate for one or more key members of our management to participate as members of the board of directors.

Communications with Directors

Shareholders may communicate with any and all members of our board of directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the chairman of the board or directors, for a communication addressed to the entire board of directors) at the following address:

Name of the Director(s)
c/o Corporate Secretary
Cost-U-Less, Inc.
3633 136th Place SE, Suite 110
Bellevue, Washington 98006
Fax: (425) 945-0214

Communications from our shareholders to one or more directors will be collected and organized by our corporate secretary under procedures approved by our board of directors. Our corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently.

Director Attendance at Annual Meetings

We believe that annual meetings provide an opportunity for shareholders to communicate with our directors. We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All directors are encouraged to make every reasonable effort to attend our annual meeting of shareholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by directors attending the annual meeting. Four members of our board of directors serving as directors at the time of our 2006 annual meeting of shareholders attended the annual meeting.

Committee Charters

Our board of directors has adopted a charter for each of the committees described above. Links to these materials are available on our website at www.costuless.com/Investors.php.

Code of Business Conduct and Ethics

Our board of directors has also adopted a code of business conduct that applies to all of our employees, officers and directors and a code of ethics that applies to our officers. Links to these materials are available on our website at www.costuless.com/Investors.php.

PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO THE COST-U-LESS ARTICLES OF INCORPORATION
TO REMOVE SUPER MAJORITY VOTING PROVISIONS

Background

As part of its continuing effort to evaluate and monitor Cost-U-Less’s corporate governance, the board of directors reviewed our corporate governance arrangements in 2006 and re-examined the need for shareholder super majority voting provisions contained in our Articles of Incorporation. The relevant articles of our Articles of Incorporation containing super majority voting provisions include the following:

•	Article 5 provides that directors may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the director.

•	Article 6 provides that the shareholders have the power to adopt, amend or repeal the Bylaws of Cost-U-Less by the affirmative vote of not less than two-thirds of the outstanding shares.

•	Article 7 provides that the amendment or repeal of Articles 5, 6, 7, 9 or 10 of our Articles of Incorporation requires the affirmative vote of not less than two-thirds of our outstanding shares.

•	Article 10 provides that the approval of a business combination transaction requires the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote thereon, unless such transaction has been approved by a majority of “continuing directors.” Continuing directors include those directors who were directors on May 7, 1998, or who were elected to the board after May 7, 1998, upon the recommendation of a majority of the continuing directors.

Following its review, the board of directors determined that it was in the best interests of our shareholders to propose amendments to our Articles of Incorporation to remove super majority voting requirements for shareholders to (i) remove directors for cause, (ii) amend the Articles of Incorporation, and (iii) approve business combination transactions.

Purpose and Effect of the Amendments

The principal purpose of the proposed amendments to the Articles of Incorporation is to provide greater shareholder democracy and to remove provisions generally considered anti-takeover defenses that make it harder for an unsolicited acquisition of Cost-U-Less without board approval. The board of directors is not currently aware of any attempt to take over or acquire Cost-U-Less. However, the board concluded that it is a matter of good corporate governance and consistent with current shareholder expectations to adopt a majority standard for shareholder votes, thereby enhancing shareholders’ ability to effectively participate in the corporate governance of Cost-U-Less.

If the proposed amendments are approved by the shareholders, Articles 5, 6, 7, and 10 of our Articles of Incorporation will be amended as follows:

•	The last sentence of Article 5 shall be amended to read:

“The Directors of this corporation may be removed only for cause by the holders of a majority of the shares entitled to elect the Director or Directors whose removal is sought in the manner provided by the Bylaws.”

•	Article 6 shall be amended to read:

“The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation; provided, however, the Board of Directors may not repeal or amend any Bylaw that the shareholders have expressly provided may not be amended or repealed by the Board of Directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation by the affirmative vote of the holders of a majority of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred Stock, the requisite vote of the outstanding shares of such series, voting as a class.”

•	Article 7 shall be amended to read:

“This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred stock, the requisite vote of the outstanding shares of such series, voting as a class, any of the provisions contained in these Articles of Incorporation.”

•	Article 10 shall be amended to read:

“Pursuant to the authority granted under Sections 23B.11.030, 23B.12.020, and 23B.14.020 of the Washington Business Corporation Act, the vote of shareholders of this corporation required in order to approve a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of business, or the dissolution of the corporation, shall be a majority of all of the votes entitled to be cast by each voting group entitled to vote thereon.”

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of not less than two-thirds of our outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

The Board of Directors unanimously recommends that the shareholders vote FOR approval of the Amendment to the Articles of Incorporation to remove super majority voting provisions.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF AUDITORS

The audit committee of the board of directors has selected Grant Thornton LLP as independent auditors to audit the consolidated financial statements of Cost-U-Less for the fiscal year ending December 30, 2007. Grant Thornton LLP has acted in such capacity since its appointment in fiscal year 2003. A representative of Grant Thornton LLP is expected to be present at the annual meeting and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Cost-U-Less for the fiscal years ended December 31, 2006, and January 1, 2006, by our independent auditors:

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$181,190	$141,114
Audit-Related Fees (2)	$14,700	$13,275
Tax Fees (3)	$69,435	$72,912
All Other Fees (4)	$—	$54,665

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. Audit Fees for fiscals 2006 and 2005 include $32,423 and $17,278, respectively, billed to us by Deloitte & Touche LLP.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to Grant Thornton LLP audits of our employee benefit plan.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning. All Tax Fees for fiscal 2006 and fiscal 2005 were billed to us by Deloitte & Touche LLP.

(4)	All Other Fees consist of fees for products and services other than the services reported above. We incurred fees in fiscal 2005 related to Sarbanes-Oxley consulting with RSM McGladrey Inc.

The audit committee’s policy is to approve in advance all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Authorization is generally provided for up to one year and a contract or scope of services is developed and agreed to in advance as to the particular category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor according to the contract. The chairman of the audit committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000, and such approvals are communicated to the full audit committee at its next meeting.

The audit committee has considered the role of Grant Thornton LLP in providing tax and benefit plan related services and other non-audit services to Cost-U-Less and has concluded that such services are compatible with Grant Thornton LLP’s independence as our auditors.

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of shareholders, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Shareholder ratification of the selection of Grant Thornton LLP as our independent public auditors is not required by our bylaws or otherwise. We are submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change could be in our best interests and the best interests of our shareholders. Unless otherwise instructed, the persons named in the accompanying form of proxy intend to vote shares represented by properly executed proxies for the ratification of the appointment of Grant Thornton LLP as our independent auditors.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 30, 2007.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors. The board of directors, in its business judgment, has determined that all members of the committee are “independent,” as required by the applicable listing standards of the Nasdaq Capital Market, and that Gary W. Nettles is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. As set forth in the committee’s charter, management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls and the selection, application and disclosure of critical accounting policies. The audit committee is responsible for retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. In fulfilling its oversight responsibilities, the committee reviewed and discussed our audited financial statements in the annual report with management, including a discussion of the quality of the accounting principles and policies, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee has reviewed with our auditors, who are responsible for auditing our financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. The committee has discussed matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which include, among other items, matters related to the conduct of the audit of our financial statements.

The audit committee has received from the auditors a formal written statement describing all relationships between the auditors and Cost-U-Less that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, its evaluations of Cost-U-Less’s internal controls and the overall quality of its financial reporting.

Based on the review and discussions referred to above, the committee recommended to the board of directors that Cost-U-Less’s audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

The audit committee has selected Grant Thornton LLP as independent auditors to audit the consolidated financial statements of Cost-U-Less for the fiscal year ending December 30, 2007.

AUDIT COMMITTEE

Gary W. Nettles
Robert C. Donegan
David A. Enger
George C. Textor

Executive Officers

The following persons are our executive officers as of March 19, 2007, who will serve in the capacities noted until the election and qualification of their successors.

Name	Age	Positions and Offices With Cost-U-Less
J. Jeffrey Meder (1)	55	President and Chief Executive Officer
Roy W. Sorensen (2)	53	Vice President, Chief Operating Officer
Martin P. Moore (3)	50	Vice President, Chief Financial Officer, Secretary & Treasurer
Michael T. Scalzo (4)	42	Vice President, Merchandising & Marketing
William W. Lofgren (5)	44	Vice President, Information Systems
J. Robert Cain (6)	53	Vice President, Logistics

(1)	For a biographical summary of J. Jeffrey Meder, see “Directors.”

(2)	Roy W. Sorensen has served as our vice president and chief operating officer since August 2000, and served as chief financial officer from September 1999 to August 2000. Previously, Mr. Sorensen served as chief financial officer and treasurer of Drug Emporium NW. In this capacity, he played a key role in successfully negotiating the sale of the company in July 1998 to Longs Drugs, a $3.1 billion regional retailer. Mr. Sorensen has held various executive financial positions with other companies in the Pacific Northwest, including Seattle Lighting Fixture Co., Egghead Software, and Seafirst Corporation. Mr. Sorensen received his MBA from the University of Puget Sound.

(3)	Martin P. Moore joined us in December 1998 as corporate controller before becoming vice president and chief financial officer in August 2000. Previously, Mr. Moore served as manager of corporate planning and reporting at ATL Ultrasound, Inc., a $500 million medical equipment manufacturer that was acquired by Philips Electronics in 1998. Mr. Moore received his MBA from Seattle University in 1993.

(4)	Michael T. Scalzo assisted in creating our buying office and was one of its original buyers in 1992. He became general merchandise manager in 1995, was promoted to vice president of merchandising in April 1999, to vice president of business development in March 2000 and to vice president of merchandising and marketing in October 2002.

(5)	William W. Lofgren joined us in 1992 as information systems manager before becoming operations manager in 1996 with overall operational responsibility for our stores. He was promoted to vice president of information systems in April 1999. Previously, Mr. Lofgren served as electronic maintenance manager of Costco from 1986 to 1991.

(6)	J. Robert Cain joined us in April 1998 as logistics manager prior to becoming vice president of logistics on August 7, 2000. Previously, Mr. Cain had a 23-year career with Sea-Land Service (now Horizon Lines) involving a wide variety of management positions in regulatory affairs, carrier pricing & marketing, inter-modal and sales. Mr. Cain earned a degree in transportation from the University of Tennessee in 1975.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The goals of our executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with our performance and to motivate executive officers to achieve our business objectives. We use salary, bonus compensation and option grants to attain these goals. Base salaries of executive officers are reviewed annually by the compensation committee and adjustments are made based on (i) individual performance of executive officers for the previous fiscal year, and (ii) our financial results for the previous year.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. Our compensation committee conducts an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by warehouse club retailers and food retailers, as well as similarly sized public companies in the Pacific Northwest. In conducting our analysis of warehouse club retailers and food retailers, we have found a wide variation in executive compensation which may be closely tied to the number of stores, level of retail sales and location of principal offices of individual companies. Because the warehouse club retailer and food retailer peer group is small and Cost-U-Less has the fewest number of stores and level of retail sales, our compensation committee believes that the more important peer group is the group of similarly sized public companies in the Pacific Northwest. We believe our executive compensation should be at or above the median executive compensation in this peer group.

Elements of Compensation

Executive compensation consists of following elements:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For 2007, this review occurred in the first quarter.

Incentive Bonus

In fiscal 2006, the compensation committee approved our 2007 incentive bonus program with respect to several classes of key employees, including our executive officers. The design of the bonus program is substantially similar to our 2006 bonus program and other prior year programs, and all such programs reward achievement at specified levels of financial and departmental performance.

Under the bonus program, and consistent with the 2006 predecessor program, each of our executive officers (excluding our Chief Executive Officer) is eligible to receive a bonus based on a combination of our earnings from operations improvement over the prior fiscal year, as defined by the compensation committee, and a percentage of his or her salary based on departmental performance and our net income compared to our operating plan.

Each store manager is eligible to receive a bonus based primarily on a combination of store profitability, store gross margin return on inventory investment, and our operating income, all compared to our operating plan. Each corporate and depot-based key employee is eligible to receive a bonus based on departmental performance and our net income compared to our operating plan.

Equity Awards

We strongly believe that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with those of the shareholders. Our stock incentive compensation plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee is the administrator of the plan. Periodic stock option grants are made at the discretion of the compensation committee to eligible employee and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as Mr. Meder, our Chief Executive Officer. The size of an option grant to an executive officer has generally been determined with reference to the responsibilities and expected future contributions of the executive officer, previous grants to that officer, as well as recruitment and retention considerations. The compensation committee did not grant any employee stock options during fiscal 2006. There were 357 options available for future grant at December 31, 2006.

Compensation Committee

The primary purpose of the compensation committee is to discharge the board’s responsibilities relating to compensation and benefits of our executive officers. In carrying out these responsibilities, the compensation committee reviews all components of executive officer compensation for consistency with the committee’s compensation philosophy as in effect from time to time. The compensation committee also oversees and recommends director compensation to the board of directors.

The committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties and to determine the terms, costs and fees for such engagements. The committee has the sole authority to retain or terminate any consulting firm used to evaluate director, chief executive officer or executive compensation, and to determine and approve the terms of engagement the fees and costs for such engagements. We pay the fees and costs of any consultant or advisor engaged by the committee to assist in it in performing any of its duties. The compensation committee does not currently engage any consultant related to executive or director compensation matters.

The committee meets as often as it deems appropriate, but not less frequently than once each year, to review the compensation of our executive officers, and to otherwise perform its duties under its charter.

To fulfill its responsibilities and duties, the committee:

•	Determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. Our chief executive officer does not participate in the voting about his compensation.

•	Reviews and approves annual performance objectives and goals relevant to compensation for our chief executive officer and evaluates the performance of our chief executive officer in light of these goals and objectives.

•	Considers, in determining the long-term incentive component of compensation for our chief executive officer, the performance of Cost-U-Less and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our chief executive officer in past years.

•	Makes recommendations to the board regarding incentive-based or equity-based compensation plans in which our executive officers participate, reviews and approves salaries, incentive and equity awards for other executive officers and oversees the evaluation of management.

•	Approves all employment, severance, or change-in-control agreements, special or supplemental benefits applicable to our executive officers.

•	Periodically reviews and advises the board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for our chief executive officer and our other executive officers relative to comparable companies in our industry.

Internal Revenue Code Section 162(m)

Cost-U-Less has considered the provisions of Section 162(m) of the Internal Revenue Code and related treasury department regulations which restrict deductibility of executive compensation paid to our chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1998 Stock Incentive Compensation Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. We expect that the compensation committee will generally be comprised of non-employee directors, and that to the extent that the committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. To the extent that total non-exempt compensation exceeds $1,000,000 in fiscal 2006 or any subsequent year, it will not be deductible. The committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Chief Executive Officer Compensation

Mr. Meder’s compensation as president and chief executive officer includes (i) base salary, (ii) annual incentive bonuses and (iii) stock option grants. Mr. Meder’s base salary is based upon market analysis, assessments of individual performance and achievement of operating goals that are established annually by the board of directors. Assessments of individual performance include objective standards and subjective evaluations of the value of Mr. Meder’s contributions.

As of March 1, 2007, J. Jeffrey Meder, our Chief Executive Officer, earns an annual salary of $385,000, subject to annual review and adjustment by our board of directors. Mr. Meder is also eligible for an annual bonus of $100,000, adjusted upward or downward as appropriate, based on the achievement of specified financial targets. In addition, Mr. Meder receives a bonus of $50,000 for each new store we open. We believe Mr. Meder’s compensation is comparable to the median executive compensation for similarly sized public companies in the Pacific Northwest.

Summary Compensation Table

The following table sets forth information concerning the compensation earned during fiscal 2006 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers:

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)		Total ($)
J. Jeffrey Meder	2006	$310,000	—	$111,290	$13,397	(3)	$434,687
President, Chief Executive Officer

Roy W. Sorensen	2006	198,099	—	28,997	2,078		229,174
Vice President, Chief Operating Officer

Martin P. Moore	2006	163,679	—	23,959	2,078		189,716
Vice President, Chief Financial Officer, Secretary and Treasurer

Michael T. Scalzo	2006	200,740	—	29,393	2,078		232,211
Vice President, Merchandising and Marketing

William W. Lofgren	2006	174,865	$14,403	25,597	2,078		216,943
Vice President, Information Systems

(1)	Consists of a bonus based on the achievement of specified financial targets determined by our board of directors prior to the beginning of the fiscal year.

(2)	Except as otherwise indicated, consists of matching contributions to the Cost-U-Less, Inc. 401(k) Plan.

(3)	Includes a car allowance of $11,319.

Employment Agreements

On March 26, 2007, we entered into an employment agreement with J. Jeffrey Meder to continue to serve as our president and chief executive officer. The agreement is effective as of March 1, 2007, and continues through February 28, 2011, unless extended by mutual agreement or terminated sooner under the terms of the agreement. The agreement provides for the payment to Mr. Meder of an initial annual salary of $385,000, subject to annual review and adjustment by our board of directors. Mr. Meder will also be eligible for an annual bonus of $100,000, adjusted upward or downward as appropriate, based on the achievement of specified financial targets. In addition, Mr. Meder receives a bonus of $50,000 for each new store we open and a monthly car allowance of $600. Either party may terminate the agreement at any time and for any reason upon 30 days written notice to the other party. If we terminate Mr. Meder’s employment prior to the end of the term of the agreement other than for cause (as defined in the agreement), he is entitled to receive 24 months’ base salary, paid pro-rata on regular company paydays, and continuation of benefits for twelve months. If Mr. Meder’s employment is terminated within twelve months following a change of control, he is entitled to receive a lump sum payment equal to twelve months’ base salary and continuation of benefits.

Our other executive officers who are named in the summary compensation table serve as “at will” employees. Each of these officers is eligible to participate in our incentive bonus program and our executive severance plan.

Grants of Plan-Based Awards

No option awards were granted to the persons named in the summary compensation table or to any other employee during fiscal 2006. The following table sets forth certain information with respect to other plan-based awards granted during fiscal 2006 to our named executive officers:

2006 GRANTS OF PLAN-BASED AWARDS

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date	Target ($)
J. Jeffrey Meder	December 14, 2005	$152,000
Roy W. Sorensen	December 14, 2005	33,000
Martin P. Moore	December 14, 2005	27,000
Michael T. Scalzo	December 14, 2005	33,000
William T. Lofgren	December 14, 2005	29,000

(1)	We award bonuses to our executive officers (excluding our Chief Executive Officer) pursuant to an Incentive Bonus Program, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the board of directors prior to the beginning of each fiscal year. We award bonuses to our chief executive officer based on the achievement of specified financial targets as defined in Mr. Meder’s employment contract. The actual amount paid to each named executive officer for fiscal 2006 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date
J. Jeffrey Meder	50,000	$1.88	5/8/2011
	50,000	$1.50	7/30/2011
	66,667	$2.65	9/1/2013
	8,000	$3.08	12/31/2013
	66,667	$5.38	9/1/2014

Roy W. Sorensen	30,000	$1.88	5/8/2011
	30,000	$1.50	7/30/2011
	8,000	$3.08	12/31/2013

Martin P. Moore	2,500	$4.75	12/1/2008
	2,500	$4.75	7/27/2009
	40,000	$1.50	7/10/2010
	8,000	$3.08	12/31/2013

Michael T. Scalzo	10,000	$4.875	4/19/2009
	5,000	$2.625	3/6/2010
	5,000	$1.50	4/24/2011
	8,000	$3.08	12/31/2013
	20,000	$5.77	10/28/2014

William W. Lofgren	2,000	$5.50	12/28/2008
	10,000	$4.875	4/19/2009
	8,000	$3.08	12/31/2013

(1)	All of the outstanding options held by the named executive officers are exercisable.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning option exercises by our named executive officers during fiscal 2006:

OPTION EXERCISES DURING FISCAL 2006

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
J. Jeffrey Meder	—	—
Roy W. Sorensen	—	—
Martin P. Moore	—	—
Michael T. Scalzo	24,451	$121,599
William W. Lofgren	2,951	3,748

(1)	Based on the difference between the market price of Cost-U-Less’s common stock on the date of exercise and the exercise price.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control

Involuntary Termination or Termination for Good Reason in Connection with a Change in Control

On April 17, 2003, we adopted an executive severance plan, which provides certain severance and other benefits in connection with a change in control to certain key employees designated by the board of directors. The severance plan covers our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and our senior management-level employees who are classified as a vice president on the date of the change in control. The severance plan may not be amended except to bring the plan into compliance with all applicable laws and regulations, to increase the amount or type of severance benefits payable under the plan, or to extend the termination date of the plan. The severance plan automatically terminates on April 17, 2008, unless extended by us or a change in control shall have occurred, in which case the plan terminates upon the earlier of twelve months following the change in control or the date on which all severance benefits payable have been paid.

Under the severance plan, if the employment of our Chief Executive Officer, our Chief Operating Officer or our Chief Financial Officer is terminated involuntarily (other than for death, disability or cause) or terminates for good reason in connection with or within twelve months of a change in control, he or she will receive a lump sum cash severance payment in an amount equal to twelve months’ salary. If the employment of a senior management-level employee who is classified as a vice president is terminated involuntarily (other than for death, disability or cause) or terminates for good reason in connection with or within twelve months of a change in control, he or she will receive a lump sum cash severance payment in an amount equal to one month of base salary for each year of service, with a maximum of twelve months’ salary and a minimum of six months’ salary.

Mr. Meder’s employment agreement provides similar severance payments upon involuntary termination or a termination for good reason within twelve months of a change in control, including a lump sum payment of twelve months’ salary.

Assuming the employment of our named executive officers were to be terminated involuntarily or terminates for good reason on December 31, 2006, in connection with or within twelve months of a change in control, they would be entitled to payments in the amounts set forth opposite their name in the following table:

Officer	Cash Severance
J. Jeffrey Meder	$310,000
Roy W. Sorensen	$199,000
Martin P. Moore	$164,000
Michael T. Scalzo	$209,000
William T. Lofgren	$175,000

Termination for Cause

We are not obligated to make any cash payment to these executives if their employment is terminated by us for cause or by the executive without good reason.

Health Care Benefits

Following a named executive officer’s termination upon change in control, we will provide the executive with continued health and other group insurance benefits for the executive’s benefit period after the executive’s termination.

Equity Acceleration

Each named executive officer covered by the severance plan will have his or her options, restricted stock or bonus stock accelerate and become exercisable in full upon such termination. In addition, under our 1998 Stock Incentive Compensation Plan, in the event of a change in control, if the acquiring company does not assume, or substitute new options for, all outstanding options, all shares subject to outstanding options will become fully vested and exercisable prior to the change in control. However, because all of the options held by our named executive officers are fully vested, a change in control would have no effect on their options.

280G Tax Adjustment

If any payment or benefit received or to be received by any participant under the severance plan or otherwise would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the compensation and benefits payable upon a change in control will be determined in a manner that maximizes the aggregate present value of the payments without causing any payment to be nondeductible by us under Section 280G.

Release of Claims

As a condition to each executive’s entitlement to receive the severance payments referenced in the tables above, the executive is required to execute a release of claims against Cost-U-Less.

Termination for Cause or Not in Connection with Change in Control

We are not obligated to make any cash payment to these executives if their employment is terminated by us for cause or by the executive without cause or if the termination is not in connection with or within twelve months of a change in control.

Director Compensation

During fiscal 2006, our non-employee directors were paid $2,500 for each meeting of the board of directors attended and $250 for each committee meeting attended. The chairman of the board, the chairman of the compensation committee and the chairman of the nominating and corporate governance committee were paid an additional $500 for each board or compensation committee meeting they chaired. The chairman of the audit committee was paid an additional $1,000 for each audit committee meeting chaired. We also reimburse directors for travel expenses in attending meetings. Our directors who are also employees did not receive any compensation for their services as members of the board of directors.

Each non-employee director receives an annual stock option grant, subject to availability, for 1,000 shares of common stock on the date of the annual shareholder meeting; with all such options exercisable on the day of the grant. If sufficient shares are not available under our stock option plan, the compensation committee will consider other alternatives for director compensation.

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a non-employee director at any time during the fiscal year:

Directors Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert C. Donegan	$20,750	$4,970	—	$25,720
David A. Enger	20,250	4,970	—	25,220
Gary W. Nettles	22,250	4,970	—	27,220
George C. Textor	20,750	4,970	—	25,720

(1)	Represents compensation expense related to the 1,000 shares granted to each non-employee director on the date of the 2006 annual shareholder meeting, calculated based on the grant date fair value estimated in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments.”

Messrs. Donegan, Enger, Nettles and Textor had 12,000, 7,000, 20,282 and 19,282 options outstanding, respectively, on shares of common stock, at fiscal year end December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one equity compensation plan, our 1998 Stock Incentive Compensation Plan, which has been approved by shareholders, and provides for the issuance of our common stock to officers and other employees, directors and consultants. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plan as of December 31, 2006:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders	577,302	$3.35	357
Equity compensation plans not approved by shareholders	—	—	—
Total	577,302	$3.35	357

1998 Stock Incentive Compensation Plan

Our 1998 Stock Incentive Compensation Plan is administered by our compensation committee. The purpose of the 1998 Plan is to enhance the long-term shareholder value of Cost-U-Less by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors to participate in our growth and success, to encourage them to remain in our service and to encourage them to acquire and maintain stock ownership in Cost-U-Less.

Options Available for Issuance

The 1998 Plan, as amended, provides for a maximum of 1,000,000 shares of common stock to be available for issuance. As of December 31, 2006, there were 577,659 shares remaining available for issuance under the plan. The 1998 Plan provides for the granting of incentive stock options to employees, and for the granting of non-statutory stock options and stock awards to employees, directors and consultants.

Exercise Price for Options

The exercise price per share must equal at least the fair market value of a share of our common stock on the date of grant of an incentive stock option and at least 85% of the fair market value of a share of our common stock on the date of grant of a nonstatutory stock option. The exercise price of any incentive stock option granted to a person who at the time of grant owns more than 10% of our common stock must be at least 110% of the fair market value of a share of our common stock on the date of grant. The fair market value of our common stock is based on the per share price of our common stock as quoted on the Nasdaq Capital Market.

Payment of Exercise Price

Generally, the option exercise price may be paid in cash, by check, by tender of shares of our common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, by means of a promissory note, or by any combination of these. The board may nevertheless restrict the forms of payment permitted in connection with any option grant.

Vesting Schedule

The compensation committee will specify when options granted under the 1998 Plan will become exercisable and vested. Shares subject to options generally vest and become exercisable in installments, subject to the optionee’s continued employment or service.

Term of Options

The maximum term of an option granted under the 1998 Plan is ten years, except that an incentive stock option granted to a 10% shareholder may not have a term longer than five years.

Transferability of Options

Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee’s lifetime only by the optionee.

Stock Awards

Stock awards are generally granted subject to such terms, conditions and restrictions, if any, as the board of directors shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the stock award.

Change in Control

The 1998 Plan provides that in the event of a change in control of Cost-U-Less resulting from a merger or sale of substantially all of our assets, the acquiring corporation may assume or substitute for outstanding awards granted under the plan. However, if the acquiring corporation does not assume or substitute for an outstanding award, the award generally will become fully vested and exercisable prior to the date of the change in control.

Amendment and Termination

Unless sooner terminated, no awards may be granted under the 1998 Plan after April 28, 2008. The board may terminate or amend the 1998 Plan at any time, but the board may not amend the 1998 Plan without shareholder approval if such shareholder approval is required under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of Cost-U-Less has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cost-U-Less’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

THE COMPENSATION COMMITTEE

Robert C. Donegan
David A. Enger
Gary W. Nettles
George C. Textor

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to our code of business conduct and ethics, our directors, officers and employees are encouraged to avoid situations in which their personal, family or financial interests conflict or even appear to conflict with those of Cost-U-Less. Our audit committee charter provides that the audit committee shall review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of March 19, 2007, certain information regarding the beneficial ownership of Cost-U-Less common stock by:

•	each shareholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each director and nominee for our board of directors;

•	each executive officer whom compensation information is given in the summary compensation table in this proxy statement; and

•	all of our directors and executive officers as a group.

To our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Beneficial Owner(1)	Outstanding Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)
Whitebox Advisors, LLC (4) 3033 Excelsior Boulevard, 300 Minneapolis, Minnesota 55416	274,587	6.8%
Chadwick Capital Management, LLC (5) 4510 Executive Drive, Suite 200 San Diego, CA 92121	266,946	6.6%
Delafield Hambrecht, Inc. (6) 701 Fifth Avenue, Suite 3800 Seattle, Washington 98104	237,683	5.9%
Advisory Research, Inc. (7) 180 North Stetson Street, Suite 5500 Chicago, Illinois 60601	202,505	5.0%
J. Jeffrey Meder (8)	261,334	6.1%
Gary W. Nettles (9)	77,076	1.9%
Roy W. Sorensen (10)	68,000	1.7%
Martin P. Moore (11)	64,000	1.6%
Michael T. Scalzo (12)	52,451	1.3%
George C. Textor (13)	21,282	*
William W. Lofgren (14)	20,000	*
Robert C. Donegan (15)	12,000	*
David A. Enger (16)	7,000	*
All directors and executive officers as a group (10 persons)(17)	612,194	13.5%

*	Less than 1% of the outstanding shares of common stock.

(1)	Except as noted above, all beneficial owners can be reached c/o Cost-U-Less, Inc., 3633 136th Place SE, Suite 110, Bellevue, Washington 98006.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants.

(3)	Calculated on the basis of 4,031,668 shares of common stock outstanding as of March 19, 2007, provided that any additional shares of common stock that a shareholder has the right to acquire within 60 days after

March 19, 2007, are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(4)	Based on a Schedule 13G/A filed by Whitebox Advisors, LLC with the SEC on February 14, 2007. Includes 228,731 shares of common stock held by Whitebox Intermarket Partners, L.P. and 45,856 shares of common stock held by HFR RVA Combined Master Trust. Whitebox Advisors is an investment advisor to HFR RVA Combined Master Trust and is the managing member and sole owner of Whitebox Intermarket Advisors, LLC, a Delaware limited liability company. Whitebox Intermarket Advisors manages accounts for the benefit of its clients Whitebox Intermarket Partners, L.P., a British Virgin Islands limited partnership, Whitebox Intermarket Fund, L.P., a Delaware limited partnership, and Whitebox Intermarket Fund, Ltd., a British Virgin Islands international business company. Each of these entities shares voting and dispositive power over the shares held by Whitebox Advisors. Jonathon D. Wood is the Chief Financial Officer of Whitebox Advisors LLC, Whitebox Intermarket Advisors LLC, Whitebox Intermarket Partners LP, Whitebox Intermarket Fund LP, and Whitebox Intermarket Fund Ltd.

(5)	Based on a Schedule 13D/A filed by Chadwick Capital Management, LLC with the SEC on March 8, 2007. James M. Chadwick and Sohail Malad are Managers of Chadwick Capital Management, LLC. Includes 259,746 shares of common stock held by Chadwick Capital Management, LLC and Monarch Activist Partners, LP and 7,200 shares of common stock held by Nadel and Gussman Combined Funds, LLC. Chadwick Capital Management, LLC is the General Partner of Monarch Activist Partners, LP.

(6)	Based on a Schedule 13D/A filed by Delafield Hambrecht, Inc. with the SEC on March 7, 2007. Includes shares held by Delafield Hambrecht, Inc., Delafield Hambrecht Partners, LLC, Delafield Hambrecht Partners Fund, LP, John D. Delafield, Colin M. Hutchinson, and Delafield Hambrecht Micro-Cap Value Fund, LP. Delafield Hambrecht Partners is a wholly-owned subsidiary of Delafield Hambrecht, Inc. and is the general partner of Delafield Hambrecht Partners Fund and Delafield Hambrecht Micro-Cap Value Fund. John D. Delafield is the chairman, chief executive officer and president of Delafield Hambrecht, Inc. and a managing member of Delafield Hambrecht Partners and Delafield Hambrecht Partners Fund. Andrew H. Lufkin is managing member of Delafield Hambrecht Partners and Delafield Hambrecht Micro-Cap Value Fund. Colin M. Hutchinson is a principal with Delafield Hambrecht, Inc. Delafield Hambrecht shares voting and dispositive power over the shares with these entities and individuals, except where noted in the Schedule 13D/A filing.

(7)	Based on a Schedule 13G filed by Advisory Research, Inc. with the SEC on February 21, 2007. Brien M. O’Brien is President of Advisory Research, Inc.

(8)	Includes 241,334 shares subject to options exercisable within 60 days of March 19, 2007.

(9)	Based on our most recent information and publicly filed information. Includes 11,807 shares held by the Alyce Christene Gangwish Irrevocable Trust of 1995, 20,000 shares held by The Lenz Grandchildren’s Irrevocable Trust of 2000, 8,855 shares held by the Brittney Elizabeth Lenz Irrevocable Trust of 1995, and 8,855 shares held by the Cody Allan Lenz Irrevocable Trust of 1995 (for each of which Mr. Nettles acts as Co-Trustee), 677 shares held by Guchereau & Nettles SEP and 20,282 shares subject to options exercisable within 60 days of March 19, 2007.

(10)	Represents 68,000 shares subject to options exercisable within 60 days of March 19, 2007.

(11)	Includes 53,000 shares subject to options exercisable within 60 days of March 19, 2007.

(12)	Includes 48,000 shares subject to options exercisable within 60 days of March 19, 2007.

(13)	Includes 19,282 shares subject to options exercisable within 60 days of March 19, 2007.

(14)	Represents 20,000 shares subject to options exercisable within 60 days of March 19, 2007.

(15)	Represents 12,000 shares subject to options exercisable within 60 days of March 19, 2007.

(16)	Represents 7,000 shares subject to options exercisable within 60 days of March 19, 2007.

(17)	Includes 517,349 shares subject to options exercisable within 60 days of March 19, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all filing requirements under Section 16(a) applicable to our executive officers, directors and greater-than-10% shareholders were in compliance with SEC regulations.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in the proxy statement and proxy card for a particular annual meeting. Shareholders that intend to present a proposal at our annual meeting to be held in 2008 must give notice of the proposal at our principal executive offices, addressed to the corporate secretary, no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders to be considered for inclusion in the proxy statement and proxy card relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and proxy card must give written notice of the proposal to our corporate secretary no fewer than 60 nor more than 90 days prior to the date of the annual meeting pursuant to our bylaws, except under certain circumstances described in our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2007 annual meeting other than has been described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Copies of the Cost-U-Less 2006 Annual Report to Shareholders are being mailed to shareholders, together with this proxy statement, form of proxy and notice of annual meeting of shareholders. Additional copies of the annual report may be obtained from our corporate secretary at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006.

The annual report of Cost-U-Less on Form 10-K for the fiscal year ended December 31, 2006, was filed with the Securities and Exchange Commission on March 28, 2006. Copies of our annual report on Form 10-K may be obtained free of charge from the SEC’s website at www.sec.gov or from our corporate secretary at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006. Additional information about Cost-U-Less is available at www.costuless.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Martin P. Moore
Secretary

Bellevue, Washington
April 4, 2007

COST-U-LESS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS- MAY 15, 2007

           The undersigned hereby appoint(s) J. Jeffrey Meder and Martin P. Moore, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Cost-U-Less, Inc. held of record by the undersigned on March 26, 2007 at the Annual Meeting of Shareholders of Cost-U-Less to be held at the Hilton Hotel (Kirkland Room), 300 112th Ave. S.E., Bellevue, Washington, at 10:00 a.m. local time on Tuesday, May 15, 2007, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT-PLEASE DATE AND SIGN ON THE OTHER SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE  

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

(1)	ELECTION OF FOUR DIRECTORS

	Nominees: Class I Director – 01 Robert C. Donegan Class I Director – 02 J. Jeffrey Meder Class II Director – 03 John D. Delafield Class III Director – 04 Gary W. Nettles	FOR the Nominees ☐	WITHHOLD AUTHORITY to vote for the Nominees ☐

WITHHOLD for the following only: (write the name of the nominee in the space below)

Unless otherwise directed, all votes will be apportioned equally among those persons for who authority is given to vote.

(2)	APPROVE AMENDMENTS TO THE COST-U-LESS ARTICLES OF INCORPORATION TO REMOVE SUPER MAJORITY VOTING PROVISIONS	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF COST-U-LESS	FOR ☐	AGAINST ☐	ABSTAIN ☐

	I PLAN TO ATTEND THE MEETING			☐

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ITEM 1, “FOR” ITEM 2 AND “FOR” ITEM 3. The Board of Directors recommends a vote “FOR” Item 1, “FOR” Item 2 and “FOR” Item 3.

Signature ___________________________ Signature if held jointly _________________________________________________ Date ___________ , 2007

Please sign exactly as name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associates, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statements I hereby acknowledged.

  FOLD AND DETACH HERE  